Exhibit 99.1

(GS Financial Logo)

FOR IMMEDIATE RELEASE

July 19, 2004

Contact:  Donald C. Scott, President

Phone:  (504) 457-6220

GS Financial Corp.  Announces First Quarter Earnings

(NASDAQ:  GSLA)

Metairie, Louisiana - Donald C. Scott, President of GS Financial Corp. (the “Company”), the holding company for Guaranty Savings and Homestead Association (the “Association”), announced earnings for the quarter ended June 30, 2004 of $94,000, or $.08 per share, compared to $6,000, or $.01 per share, for the quarter ended June 30, 2003.  Earnings for the first six months of 2004 were $205,000, or $.18 per share, compared to $381,000, or $.31 per share, for the first six months of 2003.

Net interest income for the quarter ended June 30, 2004 was $1.3 million compared to $879,000 for the same period in 2003.  The Company’s net interest margin increased to 2.55% for the second quarter of 2004 from 1.70% for 2003.

Overall earnings for the quarter were adversely affected by $143,000 in realized losses sustained on securities transactions.  Net income before securities transactions and income tax expense were $226,000 for the second quarter and $346,000 for the first six months of 2004, compared with net losses of $271,000 and $378,000 for the same time periods of 2003.

Total assets of the company at June 30, 2004 amounted to $209.5 million compared to $214.7 million at December 31, 2003.  The reduction in assets is due to a $1.6 million decrease in the market value of the Company’s investment in securities and the utilization of $3.7 million of cash to make scheduled principal reductions on FHLB advances.

There has been significant growth in the Company’s loan portfolio in the first six months of 2004.  Net loans at June 30, 2004 were $87.1 million compared to $77.4 million at December 31, 2003.  After continual increases over the past two years and into the beginning of 2004, deposit accounts began to decline in the second quarter.  At June 30, 2004 total deposits amounted to $141.8 million compared to $142.1 million at December 31, 2003.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition
(Unaudited)

($ in thousands)	June 30, 2004	December 31, 2003
ASSETS
Cash & Due from Banks	$ 1,350	$ 1,899
Interest Bearing Deposits	2,548	4,507
Federal Funds Sold	1,486	4,965
Securities Available-for-Sale, at Fair Value	110,194	119,271
Loans, Net	87,074	77,367
Accrued Interest Receivable	615	547
Premises & Equipment, Net	2,536	2,591
Stock in Federal Home Loan Bank, at Cost	2,418	2,726
Foreclosed Assets	417	52
Real Estate Held-for-Investment, Net	502	511
Other Assets	356	278
Total Assets	$ 209,496	$ 214,714

LIABILITIES
Interest Bearing Deposits	$ 140,730	$ 140,953
Non-Interest Bearing Deposits	1,044	1,155
FHLB Advances	38,464	42,135
Other Liabilities	864	1,163
Total Liabilities	181,102	185,406

STOCKHOLDERS' EQUITY
Common Stock & Additional Paid in Capital	$ 34,395	$ 34,265
Unearned ESOP Stock	(661)	(802)
Unearned RRP Trust Stock	(1,039)	(1,059)
Treasury Stock	(31,925)	(31,804)
Retained Earnings	28,523	28,553
Accumulated Other Comprehensive Income	(899)	155
Total Stockholders' Equity	28,394	29,308
Total Liabilities & Stockholders' Equity	$ 209,496	$ 214,714

Selected Asset Quality Data
Total Non Performing Assets	$ 1,176	$ 651
Non Performing Assets to Total Assets	0.56%	0.30%
Allowance for Loan Losses to Non Performing Assets	51.88%	74.19%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
($ in thousands, except per share data)	2004	2003	2004	2003
Interest Income	$ 2,717	$ 2,492	$ 5,400	$ 5,102
Interest Expense	1,378	1,613	2,806	3,221

Net Interest Income	1,339	879	2,594	1,881
Provision for Loan Losses	19	56	33	56
Net Interest Income after Provision for Loan Losses	1,320	823	2,561	1,825

Noninterest Expense	1,120	1,126	2,263	2,255
Net Income (Loss) Before Non-Interest Income and Income Taxes	200	(303)	298	(430)

Noninterest Income	(117)	281	(96)	874
Income Before Tax Expense	83	(22)	202	444

Income Tax Expense	(11)	(28)	(3)	63
Net Income	$ 94	$ 6	$ 205	$ 381
Net Income Per Common Share	$ 0.08	$ 0.01	$ 0.18	$ 0.31

Selected Operating Data
Weighted Average Shares Outstanding	1,156,784	1,187,429	1,158,428	1,242,659
Return on Average Assets [1]	0.17%	0.01%	0.19%	0.36%
Non Interest Expense/Average Assets1	2.07%	2.09%	2.09%	2.12%
Net Interest Margin	2.55%	1.70%	2.47%	1.84%
[1] Annualized